Exhibit 99.1

Investor Update - June 21, 2021

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex) and cash flow from operations. Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Forecast Information
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.

The table below provides our expectations for the second quarter.

	Q2 Expectation(a)	Previous Q2 Expectation(c)
Capacity (ASMs) % change versus 2019(a)(b)	Down ~20%	Down ~20%
Revenue passengers % change versus 2019(a)	Down ~28% to 30%	Down ~28% to 33%
Passenger load factor	~74% to 76%	~70% to 75%
Total revenue % change versus 2019(a)	Down ~33% to 35%	Down ~32% to 37%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up ~12% to 14%	Up ~15% to 17%
Cash flow from operations	~$650 million to $750 million	~$550 million to $650 million
Economic fuel cost per gallon	~$1.91 - $1.93	~$1.85 - $1.90
Non-operating expense	~$20 million to $22 million	~$15 million to $20 million
(a)Due to the unusual nature of 2020, all year-over-year comparisons are versus the comparable period 2019.
(b)Capacity guidance excludes the impacts of close in cancels that could occur as we monitor demand throughout the period.
(c)See investor update filed May 24, 2021.

Increases in our expected Q2 cash flow from operations are primarily driven by ongoing strength in demand for travel dates across the second and third quarters and by improvements in affinity partner cash flows as consumer spend levels have recently surpassed 2019 levels. Our expected CASMex for Q2 2021 versus Q2 2019 has improved to up 12% to 14% due to a combination of cost savings including ~$10 million pass through benefit from SkyWest for CARES Act PSP funding that offset pilot and flight attendant wages, $5 million reduction in selling expense resulting from a recent vendor negotiation that reduced rates retroactively, and improved productivity in operating divisions including pilots and flight attendants. We continue to expect that Q3 pre-tax margin will be positive.

Liquidity Updates
In June 2021, the Company repaid the full $135 million outstanding under the Coronavirus Aid, Relief and Economic Security (CARES) Act loan program. In conjunction with the repayment, the Company recorded approximately $8 million in non-operating expense for the write-off related to the discount recorded on debt and debt issuance costs. As a result, our non-operating expense guidance has increased as shown in the table above.